Rule 424(b)(3)
                                             Registration No. 333-42755


PRICING SUPPLEMENT NO. 13           TO PROSPECTUS DATED January 9, 1998
                                     (As supplemented January 12, 1998)


                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                           (Floating Rate Note)

                (Due from 9 months to 30 years from date of issue )

Designation:  Floating Rate         Original Issue Date:
 Medium-Term Notes Due              February 27, 1998
 March 1, 1999


Principal Amount:  $100,000,000     Maturity Date:
                                    March 1, 1999

Issue Price (as a percentage of     Regular Record Dates:
 Principal Amount):  100.00%        Fifteenth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment
                                    Date.

Interest Rate Base: Libor
 (Telerate page 3750)




                                    Interest Determination Dates:

Spread: Minus 13 basis points       Two London Business Days prior
                                    to each Interest Reset Date.


Initial Interest Rate: 5.54188%     Interest Reset Dates: February 27, 1998,
                                    June 1, 1998, September 1, 1998 and
                                    December 1, 1998.



Commission or discount (as a       Interest Reset Period:
 percentage of Principal            Quarterly, commencing with and including
 Amount): 0%                        each Interest Reset Date, to, but
                                    excluding, the immediately following
                                    Interest Reset Date (or any such daily
                                    period after the Maturity Date)

Interest Payment Dates:
 June 1, 1998, September 1, 1998,
 December 1, 1998 and at maturity.


Redemption Provision: N/A          CUSIP: 449 22L 5T9




                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                 INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset
Dates specified above.  The interest rate in effect from the Original
Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined as Libor minus a spread of 13 basis points.


     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The initial Calculation Agent with respect to the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day, unless that day is in the next succeeding calender month, in which case such date will be the next preceding
Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying
Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York and on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.




                           PLAN OF DISTRIBUTION

The Notes will be sold to Salomon Smith Barney for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  February 24, 1998